EXHIBIT D-10

                                STATE OF NEW YORK
                            PUBLIC SERVICE COMMISSION

                       At a session of the Public Service
                         Commission held in the City of
                            Albany on August 24, 2005

COMMISSIONERS PRESENT:

William M. Flynn, Chairman
Thomas J. Dunleavy
Leonard A. Weiss
Neal N. Galvin
Patricia L. Acampora


CASE 05-E-0609 -  Petition of Waverly Electric Light & Power Company for
                  Determination of Eligible Facility Status of Certain Nuclear Generating Assets Pursuant to Section 32 of the Federal Public Utility Holding Company Act of 1935.

CASE 05-E-0610 -  Petition of Waverly Electric Light & Power Company for
                  Determination of Eligible Facility Status of Certain Fossil Generating Assets Pursuant to Section 32 of the Federal Public Utility Holding Company Act of 1935.

                          ORDER MAKING EXEMPT WHOLESALE
                               GENERATOR FINDINGS

                    (Issued and Effective September 9, 2005)

BY THE COMMISSION:

                                   BACKGROUND
                                   ----------

     In separate petitions dated May 19, 2005 (collectively, the Petitions), the Waverly Electric Light & Power Company (Waverly or the company), a wholly-owned subsidiary of Pennsylvania Electric Company, which is in turn a wholly-owned subsidiary of FirstEnergy Corporation (FE Corp), sought determinations that certain nuclear generating facilities and fossil generating facilities, which are owned by affiliates of Waverly that are also subsidiaries of FE Corp, are eligible facilities pursuant to ss. 32 of the Public Utility Holding Company Act (PUCHA). The FE Corp subsidiaries intend to transfer their ownership interests


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CASES 05-E-0609 and 05-E-0610

in the nuclear generating facilities to FirstEnergy Nuclear Generating Corporation (FE Nuclear), and their ownership interests in the fossil generating facilities to FirstEnergy Generation Corporation (FE Fossil)./1/

     Before FE Nuclear or FE Fossil may commence exempt wholesale generator
(EWG) operations, however, it must be determined under PUCHA that allowing EWG operations will benefit New York consumers, is in the public interest, and does not violate New York law./2/ PUCHA requires those determinations under these circumstances because Waverly, which provides New Yorkregulated retail electric service to approximately 13,400 customers in and around the Village of Waverly, New York, is affiliated with FE Nuclear and FE Fossil, and all three affiliates are subsidiaries of FE Corp, a registered holding company under PUCHA. Waverly asks that we make the PUCHA findings because we have jurisdiction over Waverly's provision of electric service in the Village of Waverly.

     Pursuant to State Administrative Procedure Act (SAPA) ss. 202(1), a Notice of Proposed Rulemaking was published in the State Register on June 29, 2005. The public comment period has expired and no comments on the Petitions were received.

                                  THE PETITIONS
                                  -------------

     Regarding the nuclear generating assets, Waverly notes that it does not hold an ownership interest in those facilities, nor does it recover associated costs or expenses in its rates. It reports, however, that its affiliates, the Cleveland Electric Illuminating Company, the Toledo Edison Company, the Ohio

----------
1 The nuclear and fossil generating units that will be transferred are listed in Appendix A.

2 In general, EWGs must be engaged exclusively in the business of owning and/or operating eligible facilities and selling electricity at wholesale. 15 U.S.C. ss. 79z-5a(c).

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CASES 05-E-0609 and 05-E-0610

Edison Company and the Pennsylvania Power Company (collectively, the Regulated Affiliates), intend to transfer their ownership interests in the nuclear assets, which are located in Pennsylvania and Ohio. Regarding the fossil generation assets, Waverly again notes it does not hold an ownership interest in those facilities, nor does it recover associated costs or expenses in its rates. It reports, however, that its Regulated Affiliates intend to transfer their ownership interests in the fossil assets, again located in Pennsylvania and Ohio.

     In support of its request for relief, Waverly states that these transfers are a component of the Regulated Affiliates' plans, approved by the Pennsylvania Public Utility Commission and the Public Utilities Commission of Ohio, to restructure by divesting their generating assets while maintaining their regulated electric delivery businesses. Waverly believes extending eligible facility status to the nuclear and fossil generating facilities to be transferred would be consistent with the Commission's policies of encouraging generation facility divestiture in order to promote the development of a vibrant wholesale electric marketplace to the benefit of consumers.

     Waverly maintains that no market power concerns are raised by the contemplated transactions because there will be no net change in the amount of generation, approximately 11,926 MW, owned by FE Corp and its affiliates. Therefore, Waverly avers that competition among electric suppliers in the region will be unaffected. In addition, the Petitions state that the transactions will not adversely affect the availability and reliability of electric supply to Waverly's customers, because sales of electricity from the nuclear and fossil assets will continue as before, through FirstEnergy Solutions Corporation (FE Solutions), a power marketing affiliate of the company.

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CASES 05-E-0609 and 05-E-0610

     Allowing the nuclear and fossil assets to be eligible facilities, Waverly contends, does not violate any New York statute or Commission regulation. As a result, in conformance with PUCHA ss. 32(c), Waverly asks that findings be made that FE Nuclear's and FE Fossil's ownership as EWGs will benefit consumers, is in the public interest, and does not violate New York law.

                            DISCUSSION AND CONCLUSION
                            -------------------------

     We find that operating the Ohio and Pennsylvania generation facilities as EWGs will avoid unnecessary federal regulation, enabling FE Nuclear and FE Fossil to participate more efficiently in the wholesale electric market. Other requests to make findings on EWG status under similar circumstances have been granted, including the making of the findings upon sales of generation by other affiliates of FE Corp./3/

     The electric industry restructuring accomplished in Pennsylvania and Ohio resembles the restructuring plans adopted for New York utilities under Opinion No. 96-12./4/ Allowing the nuclear and fossil generating facilities to operate as EWGs is consistent with our policies announced in Opinion No. 96-12, and will benefit New York consumers and serve the public interest by encouraging divestiture of generation assets from regulated delivery service, and by promoting a vibrant wholesale electric marketplace. Moreover, there is no violation of New York laws or regulations in transferring these out-of-state generation facilities to a new owner. We also find that the provision of

----------
3 Case 99-E-0276, GPU Energy Companies - EWG Status, Order Making Exempt Wholesale Generator Findings (issued May 24, 1999); Case 00-E-0012, GPU, Inc. - EWG Status, Order Making Exempt Wholesale Generator Findings (issued March 30, 2000).

4 Case 94-E-0952, Competitive Opportunities Regarding Electric Service, Opinion No. 96-12 (issued May 20, 1996).

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CASES 05-E-0609 and 05-E-0610

safe and adequate service to Waverly's customers will not be adversely affected by these transactions.

     Accordingly, in conformance with PUCHA, we find that allowing the Ohio and Pennsylvania generating facilities that FE Nuclear and FE Fossil will purchase to become eligible facilities, with FE Nuclear or FE Fossil as the respective owners either indirectly through one or more affiliates, as defined in federal law,/5/ or directly: (1) will benefit New York consumers; (2) will be in the public interest of New York; and, (3) will not violate New York Law./6/

The Commission orders:
----------------------

     1. The findings on exempt wholesale generator status under the Public Utility Holding Company Act of 1935 described in the body of this Order are made.

     2.   These proceedings are closed.

                                         By the Commission,


     (SIGNED)                            JACLYN A. BRILLING
                                              Secretary

----------
5    15 U.S.C. ss. 79b(a)(11); 18 C.F.R. ss. 365.3(a)(1)(i).

6    15 U.S.C. ss. 79z-5a; 18 C.F.R. ss. 365.3.


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CASES 05-E-0609 and 05-E-0610                                         APPENDIX A

Nuclear Power Plant Assets:
---------------------------

Beaver Valley Nuclear Power Plant Units 1 and 2 (Shippingport, Pennsylvania)

Davis-Besse Nuclear Power Plant (Oak Harbor, Ohio)

Perry Nuclear Power Plant (North Perry Village, Ohio)

Fossil Power Plant Assets:
--------------------------

Ashtabula Generating Station Unit 5 (Ashtabula, Ohio)

Bay Shore Generating Station Units 1-4 and the Bay Shore Peaking Facility (Toledo, Ohio)

R.E. Burger Generating Station Units 3-5 and the R.E. Burger Peaking Facility (Shadyside, Ohio)

Eastlake Generating Station Units 1-5 and the Eastlake Peaking Facility (Eastlake, Ohio)

Edgewater Peaking Facility (Lorain, Ohio)

Lakeshore Generating Station Unit 18 and the Lakeshore Peaking Facility (Cleveland, Ohio)

Mad River Peaking facility (Springfield, Ohio)

Bruce Mansfield Generating Station Units 1-3 (Shippingport, Pennsylvania)

Richland Peaking Facility Units 1-3 (Defiance, Ohio)

W.H. Sammis Generating Station Units 1-7 and the W.H. Sammis Peaking Facility (Stratton, Ohio)

Stryker Peaking Facility (Springfield, Ohio)

West Lorain Peaking Facility Unit 1 (Lorain, Ohio)

Seneca Pumped Storage Generating Station (Warren, Pennsylvania)